Exhibit 10.3

EXECUTION COPY

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of May 12, 2014 (and effective as set forth in Section 4.1 of this Agreement), is made and entered into by and among THE HILLSHIRE BRANDS COMPANY, a Maryland corporation (“Parent”), and the undersigned stockholders of PINNACLE FOODS INC., a Delaware corporation (the “Company”). Parent and each of the undersigned stockholders (and any other Person that becomes a party to this Agreement in accordance with the terms hereof) are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company, Helix Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Helix Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), are entering into an Agreement and Plan of Merger, dated May 12, 2014 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company (the “Merger”), and each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (“Company Common Stock”), other than shares of Company Common Stock owned, directly or indirectly, by Parent, the Company, Merger Sub or Merger LLC, will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, upon the consummation of the Merger, subject to the terms of the Merger Agreement, the undersigned stockholders shall have the right to receive, in respect of their shares of Company Common Stock, the Merger Consideration, which includes shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the undersigned stockholders have agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, an “affiliate” as defined in Rule 405 promulgated under the Securities Act and with respect to each Stockholder, an “affiliate” of such Stockholder as defined in Rule 405 promulgated under the Securities Act and any Investment Fund, vehicle or holding company of which such Stockholder or an Affiliate of such Stockholder serves as the general partner, managing member or discretionary manager or advisor; provided, however, that notwithstanding the foregoing, an Affiliate of a Stockholder shall not include any portfolio company or other investment of any such Person or of such Stockholder or any Investment Fund, vehicle or holding company, or any limited partners of such Stockholder, in each case, to the extent such Person has neither received Confidential Information nor is acting on behalf of or at the direction of any Stockholder or any Affiliate or Representative of such Stockholder or Affiliate that has received Confidential Information.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, and/or (ii) investment power which includes the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided, that, for purposes of determining whether a Person is a Beneficial Owner of such Security, a Person shall be deemed to be the Beneficial Owner of any Securities which may be acquired by such Person pursuant to any Contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning. For the avoidance of doubt, Parent shall not be deemed to be the Beneficial Owner of any Covered Parent Shares by virtue of this Agreement.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of a Stockholder or its Representatives (as defined below) from Parent or its Representatives, in connection with the Beneficial Ownership of Covered Parent Shares or through its rights granted pursuant to this Agreement (including through its membership on the Parent Board), other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Stockholder or its Representatives, (b) was or becomes available to such Stockholder or its Representatives on a non-confidential basis from a source other than Parent, its Subsidiaries or their respective Representatives, or any other Stockholder or its Representatives, as the case may be; provided, that the source thereof is not known by such Stockholder or its Representatives to be bound by an obligation of confidentiality, or (c) is independently developed by such Stockholder or its Representatives without the use of or reference to any such information that would otherwise be Confidential Information hereunder. Subject to clauses (a) through (c) above, Confidential Information also includes all non-public information previously provided by the Company, Parent or its Representatives under the provisions of any confidentiality agreement (including the Confidentiality Agreement) between or on behalf of Parent, the Company, the Stockholder or their respective Affiliates or its or their respective Representatives including all information, documents and reports referred to thereunder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Parent Shares” means, with respect to each Stockholder, (1) any shares of Parent Common Stock acquired by such Stockholder as Merger Consideration, and (2) any shares of Parent Common Stock or other voting capital stock of Parent and any Securities convertible into or exercisable or exchangeable for shares of Parent Common Stock or other voting capital stock of Parent, in each case that such Stockholder has Beneficial Ownership of on or after the date hereof.

“Investment Fund” means any investment fund, investment vehicle or other account that is, directly or indirectly, managed or advised by any Stockholder or any of their respective Affiliates.

“Non-Private Equity Business” means any business or investment of a Stockholder and its Affiliates distinct from the private equity business of such Stockholder and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business (and shall be deemed to be a Restricted Affiliate hereunder) if and at such time that (a) any Confidential Information with respect to Parent or its Subsidiaries is made available to investment professionals of such Stockholder and its Affiliates who are not involved in the private equity business and who are involved in such other business or investment or (b) such Stockholder or any of its Affiliates instructs any such business or investment to take any action, to the extent that such action would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be a Stockholder hereunder.

“Permitted Transferee” means, with respect to a Stockholder, any Affiliate of such Stockholder that is an Investment Fund.

“Pinnacle Designee” means the individual designated by the Stockholders to serve as a member of the Parent Board in accordance with and subject to Article II of this Agreement.

“Restricted Affiliate” means, with respect to any Stockholder, any “affiliate” of such Stockholder as defined in Rule 405 promulgated under the Securities Act and any investment fund, vehicle or holding company of which such Stockholder or an Affiliate of such Stockholder serves as the general partner, managing member or discretionary manager or advisor affiliate, in each case, to the extent such Person has received Confidential Information or is acting on behalf of or at the direction of any Stockholder or any Affiliate or Representative of such Stockholder or Affiliate that has received Confidential Information; provided, however, Restrictive Affiliate shall not include any Non-Private Equity Business.

“Standstill Period” means, with respect to each of the Stockholders, from the Effective Time until the date that is the later of (x) the date on which the Covered Parent Shares Beneficially Owned by the Stockholders, in the aggregate, represents less than five percent (5%) of the of the Total Voting Power or the Total Economic Interest and (y) one (1) year after the date on which there is no Stockholders Director serving as a director on the Parent Board (as defined below) (and the Stockholders either no longer have any rights under Article II to designate a Pinnacle Designee to serve on the Parent Board or have irrevocably waived any such rights).

“Stockholder” means each Person (other than Parent) whose name appears on the signature pages hereto and any Permitted Transferee of such Person who becomes a party to this Agreement pursuant to Section 3.1(b)(i) hereof (each Stockholder, collectively, the “Stockholders”).

“Stockholders Director” means a Pinnacle Designee who has been elected or appointed to the Parent Board.

“Stockholder Ownership Limit” means a percentage equal to the percentage of the outstanding shares of Parent Common Stock Beneficially Owned by the Stockholder as of immediately following the Merger; provided, that, in either case, the effect of any share repurchases by Parent shall not be counted for purposes of any measurement of the Stockholder Ownership Limit (and, for the avoidance of doubt, none of the Stockholders shall be required to sell or otherwise dispose of any shares of Parent Common Stock as a consequence of any such repurchase or any other similar action undertaken by Parent) unless and until any Stockholder has acquired Beneficial Ownership of additional shares of Parent Common Stock following such repurchase.

“Termination Date” means the end of any Business Day following the Effective Time at which the number of Covered Parent Shares represents less than five percent (5%) of the Total Voting Power or the Total Economic Interest.

“Total Economic Interest” means, as of any date of determination, the total economic interests of all Parent Common Stock then outstanding. The percentage of the Total Economic Interest Beneficially Owned by any Person as of any date of determination is the percentage of the Total Economic Interest then Beneficially Owned by such Person, including pursuant to any swaps or any other agreements, transactions or series of transactions, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“Total Voting Power” means, as of any date of determination, the total number of votes that may be cast in the election of directors of Parent if all Parent Common Stock (and any other Parent Securities entitled to vote generally in the election of directors of Parent) then outstanding were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power Beneficially Owned by any Person as of any date of determination is the percentage of the

Total Voting Power of Parent that is represented by the total number of votes that may be cast in the election of directors of Parent by Parent Common Stock (and any other Parent Securities entitled to vote generally in the election of directors of Parent) then Beneficially Owned by such Person.

“Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise) or entry into any Contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting interest) in any capital stock (it being understood that no Transfer shall be deemed to be made by Stockholder solely as a result of transfers of limited partnership interests in such Stockholder).

ARTICLE II

PARENT BOARD COMPOSITION

Section 2.1 Composition of Parent Board at the Effective Time. Parent shall take all actions necessary so that as of the day on which the Effective Time occurs, (i) the size of the Board of Directors of Parent (the “Parent Board”) shall be increased by one and (ii) the Parent Board shall be comprised of (A) the directors of the Parent Board as of immediately prior to the Effective Time and (B) subject to Section 2.2(e) below, Prakash Melwani or such other individual as the Stockholders may request prior to the Effective Time that (x) is reasonably acceptable to Parent and (y) otherwise meets the requirements of a Stockholder Designee as set forth in Section 2.2(e) hereof (the “Initial Designee”). Notwithstanding the foregoing, to the extent any vacancy exists on the Parent Board immediately prior to the Effective Time, Parent may elect to fill the vacancy through the appointment of the Initial Designee in lieu of increasing the size of the Parent Board.

Section 2.2 Composition of Parent Board following the Effective Time.

(a) Following the Effective Time, subject to the other provisions of this Section 2.2 (including Section 2.2(e)), at each annual or special meeting of the stockholders of Parent at which directors are to be elected to the Parent Board, Parent will nominate and use its reasonable best efforts (which shall, subject to applicable Laws, include the inclusion in any proxy statement prepared, used, delivered or publicly filed by Parent to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Parent Board that stockholders of Parent vote in favor of the slate of directors, including the Pinnacle Designee) to cause the stockholders of Parent to elect to the Parent Board a slate of directors which includes, prior to the Termination Date, the Pinnacle Designee.

(b) From the Effective Time until the Termination Date, the Stockholders shall provide Parent with its designee for the Pinnacle Designee, together with all information about the proposed Pinnacle Designee as shall be reasonably requested by Parent Board or any nominating committee thereof (“Information”), within 30 days of receipt of a written request from Parent for such Information, but in any event prior to Parent’s deadline for inclusion of such Information in a proxy statement for a meeting of stockholders. If the Stockholders fail to designate the Pinnacle Designee to stand for election as a member of the Parent Board at such meeting prior to such time, then Parent shall have the right, in lieu of the Stockholders, to nominate to stand for election as a member of the Parent Board, in accordance with the Constituent Documents of Parent, such individual that the Stockholders so failed to designate.

(c) Subject to Section 2.2(b) and Section 2.2(e), from the Effective Time until the Termination Date, in the event of the death, disability, removal or resignation of the Stockholders Director, the Parent Board will promptly appoint as a replacement Stockholders Director, the Pinnacle Designee designated by the Stockholders to fill the resulting vacancy, and such individual shall then be deemed the Stockholders Director for all purposes hereunder; provided, that, notwithstanding anything to the contrary contained herein (but subject to, and without limitation of, the immediately following proviso), without limiting the rights of the Stockholders under this Section 2.2 with respect to subsequent annual or special meetings of the stockholders of Parent at which directors are to be elected to the Parent Board, neither Parent nor the Parent Board shall be under any obligation to appoint the Stockholders Director to the Parent Board in the event of the failure of the Pinnacle Designee to be elected to the Parent Board at any annual or special meeting of the stockholders of Parent at which the Pinnacle Designee stood for election but was nevertheless not elected; provided, that in the event the Pinnacle Designee is not elected to the Parent Board then, subject to Section 2.2(e), Parent shall appoint a replacement Pinnacle Designee to the Parent Board.

(d) On the Termination Date, or as promptly thereafter as reasonably practicable, the Stockholders shall cause the Stockholders Director to resign and shall have no further rights to appoint a Pinnacle Designee. Prior to appointment or election to the Parent Board, the Pinnacle Designee shall execute an agreement providing for such designee’s resignation from the Parent Board in the event the Stockholders no longer have a right to designate a Pinnacle Designee.

(e) Notwithstanding the provisions of this Article II, the Stockholders will not be entitled to designate a Pinnacle Designee to the Parent Board pursuant to this Article II, and the Parent Board shall not be required to take any actions with respect to the Pinnacle Designee, in the event the Parent Board reasonably determines that (a) the election of such Pinnacle Designee to the Parent Board would cause Parent to not be in compliance with applicable Laws, (b) such Pinnacle Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company or (c) such Pinnacle Designee is not reasonably acceptable to the Parent Board or any nominating committee thereof, including because such Pinnacle Designee serves as an officer or director of any Person directly competing with the business of Parent or any of its Subsidiaries. In any such case described in clauses (a), (b) or (c) of the immediately preceding sentence, the Stockholders will withdraw the designation of such proposed Pinnacle Designee and, so long as no Termination Date has occurred, be permitted to designate a replacement therefor (which replacement Pinnacle Designee will also be subject to the requirements of this Section 2.2(e)).

ARTICLE III

COVENANTS

Section 3.1 Restrictions on Transfers.

(a) Requirements for any Transfer. Notwithstanding anything to the contrary contained in this Agreement, a Stockholder shall not Transfer any Covered Parent Shares (i) unless such Transfer is in accordance with all applicable Laws and the other terms and conditions of this Agreement, and (ii) in one or more transactions in which, to such Stockholder’s knowledge, any Person or Group (as defined in Section 13d-3 of the Exchange Act), after giving effect to such Transfer, would Beneficially Own five percent (5%) or more of the Total Voting Power or the Total Economic Interest; provided, that the restriction in this clause (ii) shall not apply to Transfers (x) effected solely through a bona fide underwritten and widely-distributed public offering pursuant to an exercise of the registration rights provided in the Registration Rights Agreement or (y) permitted under Section 3.1(b).

(b) Permitted Transfers. A Stockholder shall be entitled to Transfer any Covered Parent Shares at any time (i) to a Permitted Transferee of the transferring Stockholder, so long as such transferee, in connection with such Transfer, evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder, and upon such transfer to be deemed a Stockholder hereunder, or (ii) if such Transfer is solely to tender into a tender or exchange offer commenced by a third party (for the avoidance of doubt, not in violation of this Agreement) or by Parent; provided, that with respect to an unsolicited tender or exchange offer commenced by a third party, such Transfer shall be permitted only if the Parent Board has affirmatively publicly recommended to Parent’s stockholders that such stockholders tender into such offer and has not publicly withdrawn or changed such recommendation.

(c) Lock-Up.

(i) No Stockholder shall Transfer any Covered Parent Shares during the period from the Effective Time to the date that is 90 days after the Effective Time, unless such Transfer is made in accordance with Sections 3.1(a) and 3.1(b).

(ii) From and after the date that is 90 days following the Effective Time, subject to compliance with Section 3.1(a), as applicable, a Stockholder shall be entitled to Transfer any Covered Parent Shares (w) in accordance with Section 3.1(b), (y) pursuant to the Registration Rights Agreement or (z) or to any other Person.

(d) Any Transfer or attempted Transfer of Covered Parent Shares in violation of this Section 3.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and Parent shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Parent.

(e) With respect to any Stockholder, any certificates for Covered Parent Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on Transfer, which legend shall state in substance:

“The securities evidenced by this certificate may not be offered or sold, transferred, pledged, hypothecated or otherwise disposed of except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (ii) to the extent applicable, pursuant to Rule 144 under the Securities Act (or any similar rule under the Securities Act relating to the disposition of securities), or (iii) pursuant to an available exemption from registration under the Securities Act. The securities evidenced by this certificate are subject to restrictions on transfer set forth in the Stockholders Agreement, dated as of May 12, 2014, by and among Parent and certain other parties thereto (a copy of which is on file with the Secretary of Parent).”

(f) Notwithstanding Section 3.1(e), the holder of any certificate(s) for Covered Parent Shares shall be entitled to receive from Parent new certificates for a like number of shares of Parent Common Stock not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable and (ii) with respect to the restriction on Transfer of such shares of Parent Common Stock under the Securities Act or any other foreign or state securities Laws, unless such shares of Parent Common Stock are sold pursuant to an effective registration statement, subject to delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Parent and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act or any such other applicable foreign or state securities Laws.

(g) Without limiting any other provision of this Article III, prior to any Transfer of Covered Parent Shares pursuant to Section 3.1(c)(ii)(z), the Stockholder will discuss with Parent their contemplated plans for the orderly disposition of Covered Parent Shares by such Stockholder; provided, that the foregoing shall not affect any Stockholder’s ability to Transfer any Covered Parent Shares, which shall be in such Stockholder’s sole and absolute discretion so long as in compliance with this Agreement.

Section 3.2 Standstill. During the Standstill Period, each Stockholder agrees that such Stockholder shall not, and shall cause its Restricted Affiliates and its and their Representatives acting at its or their direction or on its or their behalf (such Stockholders, Restricted Affiliates and Representatives acting in such manner, being the “Restricted Persons”) not to, in each case, whether directly or indirectly, (i) acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of, shares of Parent Common Stock, or Securities of Parent that are convertible, exchangeable or exercisable into shares of Parent Common Stock, other than as a result of any stock split, stock dividend or subdivision of shares of Parent Common Stock, (ii) deposit any Covered Parent Shares into a voting trust or similar Contract or subject any Covered Parent Shares to any voting agreement, pooling arrangement or similar arrangement or other Contract (other than solely between or among the Stockholders), or grant any proxy with respect to any Covered Parent Shares (other than (A) pursuant to Section 3.4 or (B) otherwise to Parent or a Person specified by Parent in a proxy card provided to stockholders of Parent by or on behalf of Parent), (iii) enter into, or agree, propose or offer to enter into, or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving Parent or any of its Subsidiaries, (iv) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote, or advise or knowingly influence any Person with respect to the voting of, any Securities of Parent (other than to vote as recommended by the Parent Board), (v) call, or seek to call, a meeting of the stockholders of Parent or initiate any stockholder proposal for action by stockholders of Parent, (vi) form, join or in any way participate in a Group (as defined in Section 13d-3 of the Exchange Act) with respect to any Securities of Parent, (vii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Parent (provided, that this clause (vii) shall in no way limit the activities of the Stockholders Director taken in good faith solely at meetings of the Parent Board or any committee thereof), (viii) publicly disclose any intention, plan, arrangement or other Contract prohibited by, or inconsistent with, the foregoing or (ix) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements, or arrangements or other Contracts with any other Persons in connection with the foregoing. The Stockholders further agree that, during the Standstill Period, the Stockholders shall not, directly or indirectly, and shall cause their respective Restricted Persons not to, directly or indirectly (a) request to Parent to amend or waive any provision of this Section 3.2 (including this sentence) or (b) take any action that would reasonably be expected to require Parent to make a public announcement regarding the possibility of a business combination, merger or other type of transaction or matter described in this Section 3.2. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, at all times during the Standstill Period, the Stockholders agree that their aggregate Beneficial Ownership, on a fully diluted basis, of Parent Common Stock or securities of Parent that are convertible, exchangeable or exercisable into Parent Common Stock, shall not exceed the Stockholder Ownership Limit.

Section 3.3 Stock Dividends, Distributions, Etc. In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Parent Common Stock or other Securities of Parent by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the term “Covered Parent Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 3.4 Voting of Covered Parent Shares. During the Standstill Period, each Stockholder agrees to cause all of its Covered Parent Shares to be voted by proxy (returned sufficiently in advance of the deadline for proxy voting for Parent to have the reasonable opportunity to verify receipt) mailed to the stockholders of Parent in connection with the solicitation of any proxy: (x) in favor of all those persons nominated to serve as directors of Parent by the Parent Board or any nominating committee thereof, (y) in favor of the removal of the Stockholders Director as and when contemplated by Section 2.2(d) and (z) with respect to any other action, proposal or other matter to be voted upon by the stockholders of Parent, in accordance with the recommendation of the Parent Board (but only so long as such recommendation is not inconsistent with the rights of the Stockholders under this Agreement).

ARTICLE IV

TERM

Section 4.1 Term. This Agreement shall become effective only upon the Effective Time, and if the Merger Agreement is terminated in accordance with its terms, then this

Agreement shall terminate and be null and void ab initio. Article II of this Agreement shall continue in effect until the Termination Date, at which time Article II shall terminate and be of no further force or effect. Upon the termination of the Standstill Period, this entire Agreement shall be deemed terminated and shall have no further force and effect; except that Article VII (other than Sections 7.3 and 7.4) and the confidentiality obligations in Article VI shall survive such termination and no such termination shall relieve any Party for breach of this Agreement prior to such termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, jointly and severally, to Parent as follows:

(a) Organization. Such Stockholder is duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

(b) Authority; Execution and Delivery; Enforceability. Such Stockholder has full corporate or other entity power and authority and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance and compliance by such Stockholder with each of its obligations herein and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Stockholder. Such Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent of this Agreement, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Neither such Stockholder nor any of its “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” of Parent as defined in the Subtitle 6 of Title 3 of the MGCL.

(c) Ownership of Shares. As of the date hereof, such Stockholder is neither the Beneficial Owner nor the owner of record of any shares of Parent Common Stock.

(d) No Conflicts. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Constituent Documents of such Stockholder, (ii) violate any (A) Law or (B) Order, in either case, applicable to such Stockholder or any of their respective properties or assets, (iii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Stockholder under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party, or by which they or any of their respective properties or assets may be bound or affected.

(e) Consents and Approvals. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any Consent of, or Filing with, any Governmental Entity (excluding filings with the SEC under applicable securities Laws).

(f) Legal Proceedings. There are no Proceedings pending, or to the knowledge of such Stockholder, threatened against such Stockholder or any of their respective assets, rights or properties or any of the officers or directors of such Stockholder, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Neither such Stockholder nor any of its properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(g) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company (or any of their Subsidiaries) in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 5.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Organization. Parent is duly incorporated, validly existing and in good standing under the Laws of the State of Maryland.

(b) Authority; Execution and Delivery; Enforceability. Parent has full corporate power and authority and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the performance and compliance by Parent with each of its obligations herein have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each Stockholder of this Agreement, this Agreement constitutes Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.3 No Conflicts. Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the terms or provisions hereof will (i) conflict with or violate any provision of the Constituent Documents of Parent, (ii) violate any (A) Law or (B) Order, in either case, applicable to Parent or its properties or assets, (iii) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent under, any of the terms, conditions or provisions of any Contract to which Parent is a party, or by which its or its properties or assets may be bound or affected, except, in the case of the foregoing clauses (ii)(A) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality.

(a) In furtherance of and not in limitation of any other similar agreement such party or its respective executive officers and directors (or persons serving similar functions), members, agents, employees, partners, attorneys, accountants, consultants, bankers and financial advisors (“Representatives”) may have with Parent or its Subsidiaries or other Persons, each of the Stockholders hereby agrees that all Confidential Information with respect to Parent and its Subsidiaries and its and their respective businesses, finances and operations shall be kept confidential by such Stockholder and its Representatives, shall not be disclosed by any such Person in any manner whatsoever, except as permitted by this Section 6.1(a) and shall not be used for any purpose other than as expressly permitted by this Agreement. Any Confidential Information may be disclosed:

(i) by a Stockholder to its Representatives, in each case, solely if and to the extent any such Representative needs to be provided such Confidential Information to assist such Stockholder in evaluating or reviewing its investment in Parent, including in connection with the disposition thereof, and each such Representative shall be deemed to be bound by the provisions of this Section 6.1(a) and such Stockholder shall be responsible for any breach of this Section 6.1(a) by any such Representative;

(ii) by a Stockholder or any of its Representatives to the extent Parent consents in writing;

(iii) by a Stockholder or any of its Representatives to a potential transferee (so long as such Transfer is permitted hereunder); provided, that such transferee agrees to be bound by the provisions of this Section 6.1 (or a confidentiality agreement with Parent which has restrictions substantially similar to this Section 6.1) and such Stockholder shall be responsible for any breach of this Section 6.1 (or such confidentiality agreement) by any such transferee and, in any case, such Stockholder shall remain liable for any breach of any such provisions by such transferee; or

(iv) by a Stockholder or Representatives to the extent that such Stockholder or Representative has received advice from its counsel (including in-house counsel) that it is legally compelled to do so or is required to do so to comply with applicable Law or legal process or any request by or from Governmental Entity; provided, that, prior to making such disclosure, such Person uses reasonable best efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable Law, including, to the extent reasonably practicable and permitted by applicable Law, (A) consulting with Parent regarding such disclosure and (B) if reasonably requested by Parent, assisting Parent in seeking a protective order to limit the scope of or prevent the requested disclosure; provided, further, that such Stockholder or Representative uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Entity or as is, based on the advice of its counsel (including in-house counsel), legally required or compelled.

(b) Each Stockholder agrees that, without limiting the Stockholders Director’s fiduciary duties under applicable Law but subject to Section 6.1(a) above and Section 7.17, each of the parties hereto hereby consents to the Stockholders Director sharing any information such Stockholders Director (in his or her capacity as such) receives from Parent with the respective Representatives of any Stockholder, in each case, who shall be deemed to be bound by the provisions of this Section 6.1 and Section 3.2 as a Restricted Person thereunder (and the relevant Stockholder shall also remain responsible for any breach of such provisions by any such Stockholder’s Representatives), for the internal use by the Stockholders of any such information, subject, however, to (x) the Stockholder, any Investment Fund of a Stockholder or any of their respective Affiliates maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of Parent in violation of applicable Law or this Agreement and (y) compliance by the Stockholder and, to the extent Confidential Information is furnished thereto, any of its Investment Funds or any of their respective Affiliates with the confidentiality provisions set forth in this Section 6.1 and the restrictions set forth in Section 3.2. Each Stockholder hereby covenants and agrees that it will establish and maintain adequate procedures to prevent Confidential Information with respect to Parent, its Subsidiaries and its and their businesses, finances and operations from being disclosed in violation of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Stockholder Actions. Any determination, consent or approval of, or notice or request delivered by, or any other action of, any Stockholder shall be made by, and shall be valid and binding upon, all Stockholders, if made by Stockholders Beneficially Owning a majority of the Total Voting Power Owned by all Stockholders.

Section 7.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Parent Shares. All rights, ownership and economic benefits of and relating to the Covered Parent Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Parent Shares, except as otherwise provided herein.

Section 7.3 No Inconsistent Agreements. Each Stockholder, jointly and severally, represents, covenants and agrees that, except for this Agreement, no Stockholder (a) has entered into, or shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement with respect to any Covered Parent Shares, (b) has granted, or shall grant at any time while this Agreement remains in effect, a proxy (except in accordance with the terms hereof pursuant to Article II and Article III), consent or power of attorney with respect to any Covered Parent Shares or (c) has taken, or shall take at any time while this Agreement remains in effect, any action that would make any representation or warranty of any Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

Section 7.4 Further Assurances. Each of the Parties agrees that it shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to give effect to the obligations of the Parties hereunder, including by executing and delivering such additional documents as may be reasonably necessary or desirable to effectuate this Agreement.

Section 7.5 Joint and Several Liability. The Stockholders hereby agree that all representations, warranties, covenants, agreements, liability and obligations under this Agreement are joint and several to the Stockholders, and each Stockholder will be liable to the fullest extent provided for in this Agreement for any breach, default, liability or other obligation of each of the other Stockholders.

Section 7.6 Amendment and Modification; Waiver. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent, to:

The Hillshire Brands Company
400 South Jefferson Street
Chicago, Illinois 60607
Attention: General Counsel
Telephone No.: 312-614-7962
Facsimile No.: 312-614-7533

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attention: Rodd M. Schreiber, Esq.
Telephone No.: (312) 407-0700
Facsimile No.: (312) 407-0411

and

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Michael A. Civale, Esq.
Telephone No.: (212) 735-3000
Facsimile No.: (212) 735-2000

(b)	if to any Stockholder, to:

c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154
Attention: Daniel Lee
Telephone No.: (212) 583-5000
Facsimile No.: (212) 583-5749

with a copy to:

Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars, Fl 29
Los Angeles, CA 90067
Attention: Daniel Clivner, Esq.
Telephone No.: (310) 407-7555
Facsimile No.: (310) 407-7502

Section 7.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

Section 7.9 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns.

Section 7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 7.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.12 Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 7.13 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 7.14 Enforcement; Exclusive Jurisdiction. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the district courts of the State of Maryland or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Maryland without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the district courts of the State of Maryland and any federal court located in the State of Maryland, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement in any court other than the district courts of the State of Maryland or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any federal court located in the State of Maryland and (d) consents to service of process being made through the notice procedures set forth in Section 7.7.

Section 7.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 7.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (and in the case of the Stockholders, each of their general partners) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. Notwithstanding the foregoing, this Section 7.16 shall in no way be deemed to limit the liability or obligations of any Party to the extent that such Party is required to cause its Subsidiaries, Affiliates or Representatives to take any action or refrain from taking any action pursuant to this Agreement and Parent shall be entitled to enforce the obligations of the Restricted Persons set forth in, and subject to the terms and conditions of, Section 3.2 hereof directly against such Restricted Persons.

Section 7.17 Freedom to Pursue Opportunities. Notwithstanding anything in this Agreement to the contrary, the parties expressly acknowledge and agree that: (i) each Non-Recourse Party has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as Parent or any of its Subsidiaries, including those deemed to be competing with Parent or any of its Subsidiaries; and (ii) in the event that a Non-Recourse Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for Parent or any of its Subsidiaries, such Non-Recourse Party shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to Parent or any of its Subsidiaries, as the case may be, and shall not be liable to Parent or its Affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Non-Recourse Party, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to Parent; provided, that any Stockholders Director who is offered an investment or business opportunity in his or her capacity as a member of the Parent Board shall be obligated to communicate such opportunity to Parent and none of (i) the Stockholders or (ii) any of their respective “affiliates” (as defined in Rule 405 promulgated under the Securities Act and any Investment Fund, vehicle or holding company of which such Stockholder or any such affiliate serves as the general partner, managing member or discretionary manager or advisor) shall be permitted to pursue such opportunity unless the Parent Board or the Chief Executive Officer of Parent determines not to do so on a reasonably timely basis under the circumstances; provided, further, that clause (ii) in the immediately preceding proviso shall not apply to or limit any such affiliate that is separately offered such investment or business opportunity directly by a third party and not involving the Stockholders Director in an auction scenario (e.g., in which the opportunity is presented to Stockholders Director on behalf of Parent and other strategic and/or private equity investors, including affiliates of Stockholders).

Section 7.18 Sponsor Related Parties. Notwithstanding anything in this Agreement to the contrary, Parent acknowledges that certain of Stockholder’s Affiliates and other platforms trade debt securities and syndicated bank debt and originate loans (including the provision of debt financing for transactions similar to the transactions contemplated by the Merger Agreement) and nothing herein shall restrict the ability of such Affiliates or platforms to trade debt securities and syndicated bank debt and originate loans in the ordinary course of business. In addition to, and without limitation of, the foregoing, notwithstanding anything in this Agreement to the contrary: none of the provisions of this Agreement shall in any way limit the activities of (i) Non-Private Equity Businesses or (ii) any portfolio company of an Affiliate of The Blackstone Group L.P., provided that a Representative of such portfolio company does not receive Confidential Information or take any action at the direction or instruction of, or on behalf of, any of the Stockholders or any of the Restricted Persons.

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IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Agreement, all as of the date first written above.

THE HILLSHIRE BRANDS COMPANY

By:	/s/ Sean M. Connolly
Name: Sean M. Connolly
Title: President and Chief Executive Officer

[Signature Page to Stockholders Agreement]

BLACKSTONE CAPITAL PARTNERS V L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS V-AC L.P.

By:	Blackstone Management Associates V L.L.C.,
its general partner

By:	BMA V L.L.C.,
its sole member

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

[Signature Page to Stockholders Agreement]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.

By:	Blackstone Family GP L.L.C.,
its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C.,
its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BCPV PINNACLE HOLDINGS LLC

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

[Signature Page to Stockholders Agreement]